EXHIBIT 99.1

 News Release

NETGEAR REPORTS FOURTH QUARTER AND FISCAL YEAR 2004 RESULTS

•	Fourth quarter 2004 net revenue increased to $105.1 million, 21% year-over-year growth

•	Fourth quarter 2004 non-GAAP gross margin increased to 32.9%

•	Fourth quarter 2004 non-GAAP operating margin increased to 11.4%

•	Fourth quarter 2004 non-GAAP net income increased to $7.6 million, as compared to $4.4 million in the comparable prior year quarter, 73% year over year growth

•	Fourth quarter 2004 non-GAAP diluted EPS of $0.23, as compared to $0.14 in the comparable prior year quarter, 64% year-over-year growth

•	Fourth quarter 2004 non-GAAP tax rate increased to 37.9%

•	Share count, on a diluted basis, increased from 32.3 million shares in the third quarter of 2004 to 33.1 million shares in the fourth quarter of 2004

•	Company expects first quarter 2005 net revenue to be in the range of $105 million to $107 million, with non-GAAP operating margin in the range of 11.3% to 11.5%

SANTA CLARA, Calif. — February 17, 2005 - NETGEAR, Inc. (NASDAQ: NTGR), a worldwide provider of technologically advanced, branded networking products, today reported financial results for the fourth quarter and fiscal year ended December 31, 2004.

Net revenue for the fourth quarter ended December 31, 2004 was $105.1 million, a 4% increase as compared to $101.2 million for the third quarter of 2004, and a 21% increase as compared to $86.8 million for the fourth quarter ended December 31, 2003. For the full year 2004, net revenue totaled $383.1 million, a 28% increase over the full year 2003 net revenue of $299.3 million. Net revenue in the fourth quarter of 2004 derived from North America was $53.7 million, the Europe, Middle East and Africa, or EMEA, region was $44.2 million, and the Asia Pacific region was $7.2 million. There were 12.7 weeks in the fourth quarter of 2004 as compared to 14 weeks in the third quarter of 2004 and 13.4 weeks in the fourth quarter of 2003.

The Company improved its non-GAAP gross margin in the fourth quarter of 2004 to 32.9%, as compared to 32.1% in the prior quarter and 29.1% in the year ago comparable quarter. For the full year 2004, non-GAAP gross margin improved to 32.1%, as compared to 28.1% for the full year 2003. Non-GAAP operating margin was 11.4% in the fourth quarter of 2004, as compared to 9.8% in the prior quarter and 7.2% in the year ago comparable quarter. In the fourth quarter of 2004, non-GAAP operating expenses were 21.4% of net revenue, as compared to 22.3% in the prior quarter and 22.0% in the year ago comparable quarter. Sales and marketing, research and development and general and administration expenses as a percentage of net revenue were 15.5%, 2.4% and 3.5%, as compared with 15.2%, 2.7% and 4.4% in the prior quarter, and 16.0%, 2.6% and 3.4% in the year ago comparable quarter.

Net income, computed in accordance with GAAP, for the fourth quarter of 2004 was $8.6 million or $0.27 per basic share and $0.26 per diluted share, compared to net income of $3.9 million for the fourth quarter of 2003 or $0.14 per basic share and $0.12 per diluted share. For the full year 2004, on a GAAP basis, net income was $23.5 million or $0.77 per basic share and $0.72 per diluted share, compared to net income of $13.1 million or $0.55 per basic share and $0.49 per diluted share for the full year 2003.

Non-GAAP net income for the fourth quarter of 2004 was $7.6 million, a 73% increase compared to non-GAAP net income of $4.4 million for the fourth quarter of 2003. Non-GAAP net income for the fourth quarter of 2004 excludes non-cash, stock based compensation of $345,000, and also excludes a $1.3 million net tax benefit from exercises of stock options. Non-GAAP net income for the fourth quarter of 2003 excludes non-cash, stock-based compensation of $490,000. Non-GAAP net income per share was $0.24 per basic share and $0.23 per diluted share in the fourth quarter of 2004, compared to $0.15 per basic share and $0.14 per diluted share in the fourth quarter of 2003. For the full year 2004, non-GAAP net income was $23.7 million or $0.78 per basic and $0.73 per diluted share, compared to non-GAAP net income of $11.0 million or $0.46 per basic and $0.41 per diluted share for the full year 2003. The accompanying schedules provide a reconciliation of net income computed on a GAAP basis to net income computed on a non-GAAP basis.

Patrick Lo, Chairman and Chief Executive Officer of NETGEAR, commented, “Demand in the fourth quarter for NETGEAR’s wireless and broadband products was led by seasonal holiday consumer demand in Europe and the U.S., increased sales of new products and further channel penetration. We are pleased with our results, as we again demonstrated the operational leverage in our business and the benefits of newly introduced innovative products. 2004 was an important year in which we introduced a record number of new products, which helped NETGEAR achieve record unit sales. Consumer demand in Europe in the fourth quarter benefited from sales of NETGEAR’s DSL 2+ gateways, especially our recently introduced DSL 2+ Super G(™) gateway. Consumer demand in the U.S. in the fourth quarter was led by sales of NETGEAR’s Super G and Super A/G(™) wireless routers and adapters. Our small business enterprise (SBE) product portfolio continues to benefit from the momentum of our Smart Switches, which again grew 25% sequentially quarter to quarter. In the fourth quarter, we introduced another model of our Smart Switch, following demand that far outstripped supply for new models introduced earlier in the fourth and third quarters of 2004.”

Notable 2004 Achievements

•	New Products: NETGEAR launched 12 new products in the fourth quarter, bringing its total new product introductions in 2004 to 48. Key new product introductions included NETGEAR’s Smart Switch line, DSL 2+ Super G gateway, Super G and Super A/G, and NETGEAR’s Wireless Digital Media Player. (see: http://www.netgear.com/IR/pdfs/products2004.pdf )

•	Strengthened Channel Presence: NETGEAR continued to bolster its worldwide channel presence during 2004, with significant growth in the telecommunications service carrier channel. Carrier sales worldwide increased from 5% of total sales in the first quarter of 2004 to 9% of total sales in the fourth quarter of 2004. In addition, NETGEAR acquired four new carrier product customers: Strato AG in Germany, AOL in the UK, Charter Communications in the US, and PCCW in Asia. NETGEAR believes this channel represents an important growth opportunity for NETGEAR going forward.

•	Reinforced Quality Reputation: NETGEAR continued to achieve numerous awards for its new products during the fourth quarter. Most notably, PC World magazine’s readers again ranked NETGEAR as being the #1 networking vendor in service and reliability. NETGEAR earned this distinction in 2003 as well. Other awards included two honoree designations in the prestigious International Consumer Electronics Show Innovations 2005 Design and Engineering Showcase, and receipt of the “CRN Certified Program” designation for a reseller survey conducted by Computer Reseller News, which rated NETGEAR tops in the Network Suppliers category.

Jonathan Mather, Executive Vice President and Chief Financial Officer of NETGEAR, said, “Our focus remains on improving profitability metrics while prudently increasing our market share. Operationally, this was another impressive quarter for us, as we continued to drive operational efficiencies. Our non-GAAP gross margin of 32.9% was up from the prior quarter’s 32.1% and substantially up from 29.1% in the comparable year ago quarter. We achieved non-GAAP operating margin of 11.4%, as compared with 9.8% in the prior quarter. Importantly, we continued to strengthen our balance sheet. NETGEAR’s cash on hand, including short-term investments, increased to $141.7 million at the end of the fourth quarter of 2004 from $118.6 million at the end of the third quarter of 2004 primarily due to cash generated from operating activities.”

Fourth quarter 2004 ending inventory was $53.6 million, representing 5.3 turns, compared to $40.5 million and 6.8 turns at the end of the third quarter of 2004 and $39.3 million and 6.3 turns end of 2003. Days sales outstanding (DSO’s) was 72 days in the fourth quarter of 2004, compared to 71 days in the third quarter of 2004, and 81 days in the fourth quarter 2003. The U.S. retail channel inventory ended the fourth quarter of 2004 at 9.3 weeks, as compared to 7.1 weeks in the third quarter of 2004, and 7.8 weeks in the fourth quarter 2003. U.S. distribution channel inventory ended the fourth quarter of 2004 at 5.6 weeks, as compared to 3.9 weeks in the third quarter of 2004 and 5.0 weeks in the fourth quarter of 2003. European distribution channel inventory ended the fourth quarter of 2004 at approximately 5.4 weeks, as compared to 4.2 weeks in the third quarter of 2004. Asia Pacific distribution channel inventory ended the fourth quarter of 2004 at approximately 5.9 weeks. As planned, year-end inventory levels were slightly higher than the prior quarter end levels in anticipation of significant sales for the busiest retail selling week of the first quarter of 2005 and the yearly physical inventory of our warehouses in the first week of January.

Looking forward, Mr. Lo added, “Overall, we are confident about our prospects given our substantial achievements to date, our competitive position, market leading product portfolio, technology roadmap and our efficient cost structure. We will remain active on the new product front in the first quarter, with the expected availability of our Smart MIMO wireless products incorporating RangeMax(™) technology. We believe our exciting new RangeMax solution can increase Wi-Fi data speeds and coverage significantly compared to the normal Wi-Fi products. The solution utilizes seven intelligent internal antennas capable of transmitting a signal in 127 different directional patterns, thereby providing increased speeds for an extended range and virtually eliminating blind spots. Based on initial feedback, we have high expectations for this new product line. In addition to our Smart MIMO products, at the January 2005 International Consumer Electronics Show, we showcased NETGEAR’s latest advances in digital entertainment networking, Voice-over Internet Protocol (VoIP) networking, shareable and secure storage solutions (our Storage Central product line) and our ProSafe(™) line of business-class solutions including business wireless, security and switch products. We expect all of these products to be revenue and profit drivers for NETGEAR in 2005.”

Looking ahead, the first calendar quarter is traditionally comparable to the December year-end quarter due to the leveling off of consumer holiday demand and the pickup in business demand. We expect 2005 will follow historical trends. As a result, we believe net revenue for the first quarter 2005 will be approximately $105 million to $107 million, with non-GAAP operating margin in the range of 11.3% to 11.5%. Finally, we expect the non-GAAP effective tax rate to be approximately 38.8%.”

Investor Conference Call / Webcast Details
NETGEAR will review fourth quarter and fiscal year 2004 results and discuss management’s expectations for the first quarter of 2005 today, February 17, 2005 at 5:30PM EST (2:30PM PST). The conference call-in will be available at www.netgear.com and by telephone at (913) 981-4901. A replay of the call will be available from 8:30PM EST (5:30 PST) on Thursday, February 17, 2005, through midnight EDT (9:00PM PST) on Thursday, February 24, 2005 by telephone at (719) 457-0820 and via the web at http://www.netgear.com. The confirmation identification for both the live call and the replay is 849391.

About NETGEAR Inc.
NETGEAR (Nasdaq: NTGR) designs technologically advanced, branded networking products that address the specific needs of small business and home users. The Company’s suite of approximately 100 products enables users to share Internet access, peripherals, files, digital multimedia content and applications among multiple personal computers and other Internet-enabled devices. NETGEAR is headquartered in Santa Clara, Calif. For more information, visit the Company’s Web site at www.netgear.com or call (408) 907-8000.

(C)2005 Netgear, Inc. NETGEAR, the NETGEAR Logo, ProSafe and RangeMax are trademarks or registered trademarks of NETGEAR, Inc. in the United States and/or other countries. Other brand and product names are trademarks or registered trademarks of their respective holders, including Super G™ and Super A/G™ technology from Atheros®. Information is subject to change without notice. All rights reserved.

Contacts:

Doug Hagan	David Pasquale
Director, Corporate Marketing	Executive Vice President, Investor Relations
NETGEAR, Inc.	The Ruth Group
(408) 907-8053	(646) 536-7006
doug.hagan@netgear.com	dpasquale@theruthgroup.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 for NETGEAR, Inc.:
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The forward-looking statements represent NETGEAR, Inc.’s expectations or beliefs concerning future events and include statements, among others, regarding NETGEAR’s expected revenue, earnings, operating income and tax rate on both a GAAP and non-GAAP basis, anticipated new product offerings, current and future demand for the Company’s existing and anticipated new products, willingness of consumers to purchase and use the Company’s products, and ability to increase distribution and market share for the Company’s products domestically and worldwide. These statements are based on management’s current expectations and are subject to certain risks and uncertainties, including, without limitation, the following: future demand for the Company’s products may be lower than anticipated; consumers may choose not to adopt the Company’s new product offerings or adopt competing products; the Company may be unsuccessful or experience delays in the manufacturing and distributing of its new and existing products; telecommunications service providers may choose to utilize competing products; the Company may be unable to collect receivables as they become due; the Company may fail to manage costs, including the cost of developing new products and manufacturing and distribution of its existing offerings. Further information on potential risk factors that could affect NETGEAR and its business are detailed in the Company’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Risk Factors Affecting Future Results”, pages 15 through 22, in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 3, 2004, filed with the Securities and Exchange Commission on November 17, 2004. NETGEAR undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Use of Non-GAAP Financial Information:
To supplement our consolidated financial statements presented on a GAAP basis, NETGEAR uses non-GAAP measures of operating results, net income and income per share, which are adjusted to exclude certain costs, expenses, losses and tax benefits we believe appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our current period GAAP results are made with the intent of providing both management and investors a more complete understanding of NETGEAR’s underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. In addition, these adjusted non-GAAP results are among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or diluted net income per share prepared in accordance with generally accepted accounting principles in the United States.

- Tables Attached -

NETGEAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended		Year ended
	December 31,	December 31,	December 31,	December 31,
	2004	2003	2004	2003
Net revenue	$105,106	$86,808	$383,139	$299,302

Cost of revenue:
Cost of revenue	70,577	61,506	260,155	215,332
Amortization of deferred stock-based compensation	40	51	163	128

Total Cost of revenue	70,617	61,557	260,318	215,460

Gross profit	34,489	25,251	122,821	83,842

Operating expenses:
Research and development	2,566	2,243	9,916	8,220
Sales and marketing	16,271	13,877	61,514	48,963
General and administrative	3,708	2,940	14,514	8,977
Amortization of deferred stock-based compensation:
Research and development	78	120	400	454
Sales and marketing	134	200	733	715
General and administrative	93	119	391	476

Total operating expenses	22,850	19,499	87,468	67,805

Income from operations	11,639	5,752	35,353	16,037
Interest income	610	188	1,593	364
Interest expense	—	—	—	(901)
Extinguishment of debt	—	—	—	(5,868)
Other expense	(306)	(14)	(560)	(59)

Income before income taxes	11,943	5,926	36,386	9,573
Provision (benefit) for income taxes	3,379	1,994	12,921	(3,524)

Net income	$8,564	$3,932	$23,465	$13,097

Net income per share:
Basic	$0.27	$0.14	$0.77	$0.55

Diluted	$0.26	$0.12	$0.72	$0.49

Weighted average shares outstanding for net income per share:
Basic	31,152	28,545	30,441	23,653

Diluted	33,070	31,657	32,626	26,800

NETGEAR, INC.
NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Excluding stock-based compensation, and any related tax benefit, an extinguishment of debt charge and a deferred tax asset valuation allowance reversal
(in thousands, except per share data)
(Unaudited)

	Three months ended		Year ended
	December 31,	December 31,	December 31,	December 31,
	2004	2003	2004	2003
Net revenue	$105,106	$86,808	$383,139	$299,302

Cost of revenue:
Cost of revenue	70,577	61,506	260,155	215,332
Amortization of deferred stock-based compensation	—	—	—	—

Total Cost of revenue	70,577	61,506	260,155	215,332

Gross profit	34,529	25,302	122,984	83,970

Operating expenses:
Research and development	2,566	2,243	9,916	8,220
Sales and marketing	16,271	13,877	61,514	48,963
General and administrative	3,708	2,940	14,514	8,977
Amortization of deferred stock-based compensation:
Research and development	—	—	—	—
Sales and marketing	—	—	—	—
General and administrative	—	—	—	—

Total operating expenses	22,545	19,060	85,944	66,160

Income from operations	11,984	6,242	37,040	17,810
Interest income	610	188	1,593	364
Interest expense	—	—	—	(901)
Extinguishment of debt	—	—	—	—
Other expense	(306)	(14)	(560)	(59)

Income before income taxes	12,288	6,416	38,073	17,214
Provision for income taxes	4,657	1,994	14,412	6,248

Net income	$7,631	$4,422	$23,661	$10,966

Net income per share:
Basic	$0.24	$0.15	$0.78	$0.46

Diluted	$0.23	$0.14	$0.73	$0.41

Weighted average shares outstanding for net income per share:
Basic	31,152	28,545	30,441	23,653

Diluted	33,070	31,657	32,626	26,800

NETGEAR, INC.
GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)
(Unaudited)

	Three months ended			Year ended
	December 31, 2004			December 31, 2004
	GAAP	Excluded	Non-GAAP	GAAP	Excluded	Non-GAAP
Net revenue	$105,106	$—	$105,106	$383,139	$—	$383,139

Cost of revenue:
Cost of revenue	70,577	—	70,577	260,155	—	260,155
Amortization of deferred stock-based compensation	40	40	—	163	163	—

Total Cost of revenue	70,617	40	70,577	260,318	163	260,155

Gross profit	34,489	(40)	34,529	122,821	(163)	122,984

Operating expenses:
Research and development	2,566	—	2,566	9,916	—	9,916
Sales and marketing	16,271	—	16,271	61,514	—	61,514
General and administrative	3,708	—	3,708	14,514	—	14,514
Amortization of deferred stock-based compensation:
Research and development	78	78	—	400	400	—
Sales and marketing	134	134	—	733	733	—
General and administrative	93	93	—	391	391	—

Total operating expenses	22,850	305	22,545	87,468	1,524	85,944

Income from operations	11,639	(345)	11,984	35,353	(1,687)	37,040
Interest income	610	—	610	1,593	—	1,593
Interest expense	—	—	—	—	—	—
Extinguishment of debt	—	—	—	—	—	—
Other expense	(306)	—	(306)	(560)	—	(560)

Income before income taxes	11,943	(345)	12,288	36,386	(1,687)	38,073
Provision for income taxes	3,379	(1,278)	4,657	12,921	(1,491)	14,412

Net income	$8,564	$933	$7,631	$23,465	$(196)	$23,661

Net income per share Basic	$0.27		$0.24	$0.77		$0.78

Diluted	$0.26		$0.23	$0.72		$0.73

Weighted average shares outstanding for net income per share:
Basic	31,152		31,152	30,441		30,441

Diluted	33,070		33,070	32,626		32,626

NETGEAR, INC.
GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)
(Unaudited)

	Three months ended			Year ended
	December 31, 2003			December, 2003
	GAAP	Excluded	Non-GAAP	GAAP	Excluded	Non-GAAP
Net revenue	$86,808	$—	$86,808	$299,302	$—	$299,302

Cost of revenue:
Cost of revenue	61,506	—	61,506	215,332	—	215,332
Amortization of deferred stock-based compensation	51	51	—	128	128	—

Total Cost of revenue	61,557	51	61,506	215,460	128	215,332

Gross profit	25,251	(51)	25,302	83,842	(128)	83,970

Operating expenses:
Research and development	2,243	—	2,243	8,220	—	8,220
Sales and marketing	13,877	—	13,877	48,963	—	48,963
General and administrative	2,940	—	2,940	8,977	—	8,977
Amortization of deferred stock-based compensation:
Research and development	120	120	—	454	454	—
Sales and marketing	200	200	—	715	715	—
General and administrative	119	119	—	476	476	—

Total operating expenses	19,499	439	19,060	67,805	1,645	66,160

Income from operations	5,752	(490)	6,242	16,037	(1,773)	17,810
Interest income	188	—	188	364	—	364
Interest expense	—	—	—	(901)	—	(901)
Extinguishment of debt	—	—	—	(5,868)	(5,868)	—
Other expense	(14)	—	(14)	(59)	—	(59)

Income before income taxes	5,926	(490)	6,416	9,573	(7,641)	17,214
Provision (benefit) for income taxes	1,994	—	1,994	(3,524)	(9,772)	6,248

Net income	$3,932	$(490)	$4,422	$13,097	$2,131	$10,966

Net income per share Basic	$0.14		$0.15	$0.55		$0.46

Diluted	$0.12		$0.14	$0.49		$0.41

Weighted average shares outstanding for net income per share Basic	28,545		28,545	23,653		23,653

Diluted	31,657		31,657	26,800		26,800

NETGEAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$87,102	$61,215
Short-term investments	54,613	12,390
Accounts receivable, net	85,382	74,866
Inventories	53,557	39,266
Deferred income taxes	11,475	9,056
Prepaid expenses and other current assets	3,972	4,169

Total current assets	296,101	200,962
Property and equipment, net	3,579	3,626
Goodwill, net	558	558

Total assets	$300,238	$205,146

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$52,742	$30,892
Accrued employee compensation	5,534	3,871
Other accrued liabilities	50,966	31,299
Deferred revenue	2,143	2,380
Income taxes payable	3,659	1,765

Total current liabilities	115,044	70,207

Stockholders’ equity:
Common stock	31	28
Additional paid-in capital	188,900	164,459
Deferred stock-based compensation	(1,882)	(4,248)
Other comprehensive income	(7)	13
Accumulated deficit	(1,848)	(25,313)

Total stockholders’ equity	185,194	134,939

Total liabilities and stockholders’ equity	$300,238	$205,146